Exhibit 5.1

Tel-Aviv, November 22, 2013
Our file: 206073/004

SuperCom Ltd.
1 Arye Shenkar Street
Herzliya Pituach, Israel

Ladies and Gentleman,

Re: Supercom Ltd.- Registration Statement on Form F-1

We refer to the Registration Statement on Form F-1 (file No. 333-189810) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (“Registration Statement”) on behalf of SuperCom Ltd. (the “Company”), relating to up to 3,450,000 Ordinary Shares NIS 0.25 nominal value of the Company at an aggregate offering price not to exceed $15,500,000 (the “Securities”).  This opinion letter is rendered pursuant to Item 8(a) of Form F-1 of the United States Securities and Exchange Commission (the “SEC”) and Item 601(b)(5) of the SEC’s Regulation S-K under the United States Securities Act of 1933, as amended (the “Act”).

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the exhibits to the Registration Statement including the form of Underwriting Agreement between the Company and Aegis Capital Corp., as representatives of the several underwriters; (iii) copies of the Memorandum of Association and Articles of Association of the Company, as currently in effect; (iv) resolutions of the board of directors of the Company which have heretofore been approved which relate to the Registration Statement and the actions to be taken in connection therewith; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made inquires of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In rendering our opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us, the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies, the genuineness of all signatures, the due authenticity of all persons executing such documents and the due execution and delivery of such documents. As to certificates and information given by public officials, we have assumed the same to have been properly given and to be accurate.  As to various questions of fact material to our opinion as they relate to the Company, we have also assumed the truth of all facts communicated to us by the Company officers.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the Laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company; (ii) upon payment to the Company of the consideration in such amount and form as shall be determined by the board of directors of the Company or an authorized committee thereof, the Securities, when issued and sold in the offering as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions “Legal Matters”.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/. Friedman & Co.
Advocates and Notaries